Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related Prospectus of Agnico Eagle Mines Limited for the registration of 3,000,000 of its common shares and to the incorporation by reference therein of our reports dated March 27, 2020 with respect to the consolidated balance sheets as of December 31, 2019 and 2018, and the consolidated statements of income (loss), comprehensive income (loss), equity and cash flows for the years then ended, and the effectiveness of internal control over financial reporting of Agnico Eagle Mines Limited as of December 31, 2019 included in its Annual Report on Form 40-F for the year ended December 31, 2019, filed with the Securities Exchange Commission on March 27, 2020.

Toronto, Canada
October 1, 2020
/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Chartered Professional Accountants Licensed Public Accountants